EXHIBIT 99.1

Fifth Street Senior Floating Rate Corp. Releases Its December 2013 Newsletter: A Small BDC with Big Potential

WHITE PLAINS, NY, Dec. 19, 2013 (GLOBE NEWSWIRE) -- Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) ("FSFR") released its December 2013 newsletter today.

As one of the leading middle market lending firms, the Fifth Street Management LLC ("Fifth Street") platform sees a significant amount of senior floating rate deal flow which provides ample investment opportunities for FSFR. Thus far in the December quarter, FSFR closed $86 million in gross originations of which $80 million were funded at close, with several deals remaining in the pipeline between now and year-end.

The solid deal flow has already enabled FSFR to fully deploy the $100 million of proceeds from its July IPO and start utilizing leverage during the December quarter. FSFR has access to low-cost capital through its establishment of a $100 million, 8-year credit facility with Natixis, New York Branch at a cost of 190 basis points plus the applicable commercial paper rate per annum. FSFR currently intends to operate with a target leverage ratio of 0.85x debt-to-equity.

Portfolio growth should also benefit if an order is granted by the Securities and Exchange Commission relating to a previously filed exemptive application that would permit FSFR to co-invest with other funds managed by Fifth Street or its affiliates. The ability for FSFR to co-invest in deals as a part of the Fifth Street platform should be a significant development because it would enable FSFR to further tap into Fifth Street's deal flow that meets its investment criteria. Since FSFR should be able to commit to deals at origination, we would expect to have the ability to generate additional income from capital markets related fees. Over time, we believe the ability to co-invest in deals at origination should emerge as a key differentiator between FSFR and other senior focused BDCs and closed-end funds.

Sincerely,

The Fifth Street Team

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to small and mid-sized companies, primarily in connection with investments by private equity sponsors. The company's investment objective is to maximize its portfolio's total return by generating current income from its debt investments while seeking to preserve its capital. The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC, an SEC-registered investment adviser and leading alternative asset manager with over $3 billion in assets under management. With a track record of more than 15 years and offices across the country, Fifth Street's nationally recognized platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street's website can be found at fifthstreetsenior.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Senior Vice President of
         Finance & Head of Investor Relations
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com